Exhibit 99.1

FOR FURTHER INFORMATION

CONTACT:

Michael A. Bender

SVP, Chief Financial Officer

(480) 315-6634

InvestorRelations@spiritrealty.com

PRESS RELEASE

Spirit Realty Capital, Inc. Announces Third Quarter 2012 Results

Scottsdale, AZ, November 7, 2012 (BUSINESS WIRE) – Spirit Realty Capital, Inc. (NYSE: SRC), a self-administered and self-managed real estate investment trust, today announced results for the third quarter and nine months ended September 30, 2012.

Company Highlights for the Third Quarter Ended September 30, 2012:

•

Raised net proceeds of $455.4 million from its September 25, 2012 initial public offering (IPO) (including $60.7 million from the exercise in full of the underwriters’ over-allotment option which closed on October 1, 2012)

•	Generated total revenues of $70.7 million, a 2.5% increase as compared to the same quarterly period in 2011

•	Produced AFFO attributable to common stockholders totaling $28.5 million

•	Extinguished its variable Term Note payable in full ($729 million principal balance)

•	Recognized $32.5 million loss on debt extinguishment driving net loss of $49.9 million

•	Entered into a new $100 million secured revolving credit facility

•	Invested $32.4 million in eight properties with tenants in place

•	Maintained portfolio occupancy rate of 98.4%

CEO Comments

Mr. Thomas H. Nolan, Jr., Chief Executive Officer, stated, “We are pleased to have completed the Company’s initial public offering. The Company is poised to build on its strengths of prudent portfolio underwriting and management to provide its stockholders with stable, quality earnings. As we conclude 2012, we are optimistic that our improved balance sheet and extensive experience and leadership in the triple net industry will enable us to continue to capitalize on our pipeline of investment opportunities as we work to create value for our stockholders.”

Financial Results

Total Revenues

Third quarter 2012 total revenues increased 2.5% to $70.7 million as compared to $69.0 million in the third quarter of 2011. Total revenues for the nine months ended September 30, 2012 improved 2.9% to $211.1 million as compared to $205.1 million for the same period in 2011.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the third quarter of 2012 was $(49.9) million, or $(1.70) per share (based on 29.4 million weighted average common shares outstanding), compared to the net loss attributable to common stockholders for the third quarter of 2011 of $(21.2) million, or $(0.82) per share (based on 25.9 million weighted average common shares outstanding). The third quarter 2012 results included the following items associated with the IPO and Term Note extinguishment:

i.	$32.5 million loss on the extinguishment of the Company’s Term Note which was repaid in full;

ii.	$8.0 million non-cash charge related to derivative instruments on the Company’s Term Note, of which $7.4 million was a charge to general and administrative expense, and $0.6 million to interest expense;

iii.	$4.9 million charge to general and administrative expense for IPO incentive awards, including $4.1 million non-cash vesting of restricted stock; and

iv.	$1.0 million in additional third party expenses incurred to secure lenders’ consents to the IPO.

Absent these charges, the net loss attributable to common stockholders for the third quarter of 2012 was $(3.5) million, or $(0.12) per share.

Net loss attributable to common stockholders for the nine months ended September 30, 2012 was $(71.1) million, or $(2.63) per share, compared to $(45.6) million, or $(1.76) per share, for the same period in 2011. The results for the nine months ended September 30, 2012 included the following items associated with the IPO and Term Note extinguishment:

i.	$32.5 million loss on the extinguishment of the Term Note;

ii.	$8.7 million non-cash charge related to derivative instruments on the Company’s Term Note, of which $8.1 million was a charge to general and administrative expense, and $0.6 million to interest expense;

iii.	$4.9 million charge to general and administrative expense for IPO incentive awards including $4.1 million non-cash vesting of restricted stock; and

iv.	$4.8 million in third party expenses incurred to secure lenders’ consents to the IPO.

Absent these charges the net loss attributable to common stockholders for the nine months ended September 30, 2012 was $(20.1) million, or $(0.74) per share.

FFO and AFFO Attributable to Common Stockholders

Driven by the items noted above, funds from operations (FFO) for the third quarter of 2012 were $(21.8) million or $(0.74) per share, compared to $13.9 million, or $0.54 per share for the third quarter of 2011. For the nine months ended September 30, 2012, FFO was $21.6 million, or $0.65 per share, compared to $52.1 million, or $2.01 per share for the same period in 2011.

Adjusted funds from operations (AFFO) for the third quarter of 2012 totaled $28.5 million, or $0.60 per share, compared to $20.8 million, or $0.80 per share for the third quarter of 2011. For the nine months ended September 30, 2012, AFFO was $83.0 million, or $1.81 per share, compared to $67.3 million, or $2.60 per share for the nine months ended September 30, 2011.

The definitions of FFO and AFFO are included on page 5 and a reconciliation of these measures to GAAP is provided on page 9.

Portfolio Highlights

Property Acquisitions

Spirit Realty Capital invested $32.4 million in eight real estate properties during the third quarter of 2012, as compared to $6.3 million in the third quarter of 2011. New investments in the nine months ended September 30, 2012 totaled $86.2 million, representing 58 new properties. New investments in the first nine months of 2011 totaled $6.8 million.

Portfolio

As of September 30, 2012, the Company’s gross investment in real estate and mortgage and equipment loans totaled $3.6 billion, of which substantially all was invested in 1,105 properties which were 98.4% occupied. The Company’s properties are generally leased under long-term, triple net leases, with a weighted average remaining maturity of approximately 11 years. Approximately 63% of the Company’s annual rent (defined as annualized third quarter 2012 rent) is contributed from properties under master leases and 96% of all leases provide for rental increases.

The real estate portfolio is diversified geographically throughout 47 states and among various property types. Only one state accounted for more than 10% of the total value of the real estate portfolio. Spirit’s three largest property types at September 30, 2012 were general and discount retail (30%), restaurants (19%), and specialty retail (8%).

Capital Transactions

On September 25, 2012, the Company completed its IPO of 29 million common shares which generated net proceeds of $394.7 million. On October 1, 2012, the underwriters exercised in full their over-allotment option to purchase an additional 4.35 million shares, generating an additional $60.7 million in net proceeds, for a total of $455.4 million. A portion of the IPO proceeds were used to repay $399 million of borrowings outstanding under the Term Note. The remaining $330 million outstanding under this Term Note was converted into 24.2 million shares of common stock.

Concurrent with the IPO, Spirit Realty Capital entered into a $100 million secured revolving credit facility with an initial term of three years. Amounts available for borrowing are subject to the maintenance of a minimum ratio of the total value of the unencumbered properties as well as complying with other customary financial covenants. There were no amounts borrowed under the line at September 30, 2012.

Fourth Quarter 2012 Estimates

The Company estimates FFO per share for the fourth quarter of 2012 should range from $0.32 to $0.34 and AFFO should range from $0.38 and $0.40 per share, in each case before any gains or losses related to capital transactions. This FFO guidance equates to net (loss) earnings before any gains or losses from the sale of real estate, impairment charges and other items related to capital tranasctions of ($0.02) to $0.00 per share plus $0.34 per share of expected real estate depreciation and amortization.

The Company believes estimates of FFO and AFFO per share for the full year 2012 are less meaningful as a result of the costs and change in shares associated with the IPO and Term Note extinguishment occurring at the end of the third quarter.

This guidance is based on current plans, assumptions, and estimates and is subject to the risks and uncertainties more fully described in this press release and the Company’s reports filed with the Securities and Exchange Commission.

2013 Estimates

The Company estimates that 2013 FFO per share should range from $1.35 to $1.40 and AFFO should range from $1.60 to $1.65 per share. This FFO guidance equates to net (loss) earnings before any gains or losses from the sale of real estate and impairment charges of ($0.01) to $0.04 per share plus $1.36 per share of expected real estate depreciation and amortization.

The guidance is based on current plans, assumptions, and estimates and is subject to the risks and uncertainties more fully described in this press release and the Company’s reports filed with the Securities and Exchange Commission.

Conference Call

Spirit Realty Capital will hold a conference call and webcast to discuss the Company’s third quarter results on November 7, 2012, at 5:00 p.m. (Eastern Time). The call can be accessed live over the phone by dialing 866-700-6067 (toll-free domestic) or 617-213-8834 (international); passcode: 23724583. A live webcast of the conference call will be available on the Investor Relations section of Spirit Realty Capital’s website at www.spiritrealty.com. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at 888-286-8010 (toll-free domestic) or 617-801-6888 (international); passcode: 90252444. The webcast will be archived on Spirit Realty Capital’s website for 30 days after the call.

About Spirit Realty Capital

Spirit Realty Capital was formed in 2003 to acquire single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Since that time, Spirit Realty Capital has invested over $4.1 billion and constructed a diverse portfolio of more than 1,190 properties located across 47 states. Spirit Realty Capital’s diversity reduces the risk associated with an economic decline in any particular geographic area or industry or adverse events affecting any particular tenant. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release which are not historical facts are forward-looking statements. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risk factors discussed in Spirit Realty Capital’s final prospectus dated September 19, 2012 and other documents as filed by the Company with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and the Company assumes no obligations to update or revise any of its forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net loss (computed in accordance with GAAP) to FFO is included in the financial information accompanying this release.

Adjusted FFO represents net income (loss) adjusted to eliminate the impact of real estate-related depreciation and amortization, impairment charges, gains/losses on sales of real estate, charges associated with the extinguishment of the Term Note, litigation costs, non-cash interest expense, non-cash revenues, and non-cash stock-based compensation expense. We believe that it is useful to investors to exclude the effect of these charges, costs and other income (expense) because these items are not reflective of ongoing operational items. A reconciliation of net loss (computed in accordance with GAAP) to AFFO is included in the financial information accompanying this release.

SPIRIT REALTY CAPITAL, INC.

Consolidated Statements of Operations

Unaudited

(In Thousands, Except Share and Per Share Data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Rentals	$69,030	$67,056	$205,852	$199,303
Interest income on loans receivable	1,483	1,667	4,496	5,120
Interest income and other	164	237	709	702

Total revenues	70,677	68,960	211,057	205,125
Expenses:
General and administrative	17,402	9,940	31,463	22,647
Litigation	—	—	—	151
Property costs	1,028	1,346	3,302	4,010
Interest	42,115	43,517	123,346	126,518
Depreciation and amortization	27,760	27,397	83,114	82,389
Impairments	150	2,007	9,000	2,038

Total expenses	88,455	84,207	250,225	237,753

Loss from continuing operations before other income (expense) and income tax expense (benefit)	(17,778)	(15,247)	(39,168)	(32,628)
Other income (expense):
Loss on debt extinguishment	(32,522)	—	(32,522)	—

Total other income (expense)	(32,522)	—	(32,522)	—

Loss from continuing operations before income tax expense (benefit)	(50,300)	(15,247)	(71,690)	(32,628)
Income tax expense (benefit)	74	(146)	394	(37)

Loss from continuing operations	(50,374)	(15,101)	(72,084)	(32,591)
Discontinued operations:
Loss from discontinued operations	(506)	(4,478)	(1,349)	(10,782)
Net gain (loss) on dispositions of assets	1,021	(1,642)	2,390	(2,182)

Income (loss) from discontinued operations	515	(6,120)	1,041	(12,964)

Net loss	(49,859)	(21,221)	(71,043)	(45,555)
Less: preferred dividends	—	—	(8)	(8)

Net loss attributable to common stockholders	$(49,859)	$(21,221)	$(71,051)	$(45,563)

Net loss per share of common stock—basic and diluted
Continuing operations	$(1.72)	$(0.58)	$(2.67)	$(1.26)
Discontinued operations	0.02	(0.24)	0.04	(0.50)

Net loss	$(1.70)	$(0.82)	$(2.63)	$(1.76)

Weighted average common shares outstanding:
Basic and diluted	29,351,839	25,863,976	27,035,083	25,863,976

SPIRIT REALTY CAPITAL, INC.

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,309,158	$1,297,020
Buildings and improvements	2,003,204	1,975,708

Total real estate investments	3,312,362	3,272,728
Less: accumulated depreciation	(471,912)	(405,426)

	2,840,450	2,867,302
Loans receivable, net	52,619	65,477
Intangible lease assets, net	197,842	204,696
Real estate assets held for sale, net	16,200	9,634

Net investments	3,107,111	3,147,109
Cash and cash equivalents	45,401	49,536
Deferred costs and other assets, net	52,629	34,916

Total assets	$3,205,141	$3,231,561

Liabilities and stockholders’ equity
Liabilities:
Term note payable, net	$—	$725,735
Mortgages and notes payable, net	1,904,944	1,901,411
Intangible lease liabilities, net	46,413	46,221
Accounts payable, accrued expenses and other liabilities	29,243	31,834

Total liabilities	1,980,600	2,705,201
Stockholders’ equity:
Series A Cumulative Preferred Stock, $0.01 par value per share, 20 million shares authorized, 125 shares issued and outstanding	84	84
Common stock, $0.01 par value per share, 100 million shares authorized, 80,501,515 and 25,863,976 shares issued and outstanding, respectively	805	259
Capital in excess of par value	1,766,033	1,004,065
Accumulated deficit	(541,547)	(470,496)
Accumulated other comprehensive loss	(834)	(7,552)

Total stockholders’ equity	1,224,541	526,360

Total liabilities and stockholders’ equity	$3,205,141	$3,231,561

SPIRIT REALTY CAPITAL, INC.

Reconciliation of Non-GAAP Financial Measures

Unaudited

(In Thousands, Except Share and Per Share Data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net loss attributable to common stockholders	$(49,859)	$(21,221)	$(71,051)	$(45,563)
Add/(less):
Portfolio depreciation and amortization (a)	27,983	27,775	83,690	83,955
Portfolio impairments (a)	1,070	5,719	11,327	11,509
Realized (gains)/losses on sales of real estate (a)	(1,021)	1,642	(2,390)	2,182

Total adjustments	28,032	35,136	92,627	97,646
Funds from operations (FFO) attributable to common stockholders	$(21,827)	$13,915	$21,576	$52,083
Add/(less):
Loss on Term Note extinguishment	32,522	—	32,522	—
Loss on derivative instruments related to Term Note extinguishment	7,992	540	8,688	843
Expenses incurred to secure lenders’ consents (b)	963	—	4,770	—
Litigation	—	—	—	151
Non-cash interest expense	5,247	6,856	13,052	15,874
Non-cash revenues	(534)	(537)	(1,683)	(1,661)
Non-cash compensation expense	4,121	—	4,121	—

Total adjustments to FFO	50,311	6,859	61,470	15,207

Adjusted funds from operations (AFFO) attributable to common stockholders	$28,484	$20,774	$83,046	$67,290

Net loss per share of common stock
Basic and Diluted (c)	$(1.70)	$(0.82)	$(2.63)	$(1.76)

FFO per share of common stock
Diluted (c)	$(0.74)	$0.54	$0.65	$2.01

AFFO per share of common stock
Diluted (c)	$0.60	$0.80	$1.81	$2.60

Weighted average common shares outstanding:
Basic	29,351,839	25,863,976	27,035,083	25,863,976
Diluted (c)	52,017,262	25,863,976	50,749,899	25,863,976

(a)	Includes amounts related to discontinued operations.
(b)	These third party expenses were incurred to secure lenders’ consents to the IPO.
(c)	Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

SPIRIT REALTY CAPITAL, INC.

Real Estate Portfolio

Unaudited

Industry Diversification

The following table sets forth information regarding the diversification of our owned real estate properties among different industries (based on annual rent) as of September 30, 2012:

Industry	Number of Properties	Percent of Total Annual Rent(1)
General and discount retail properties	181	29.9%
Restaurants - quick service	366	10.2
Restaurants - casual dining	133	8.4
Specialty retail properties	42	7.9
Movie theatres	23	7.8
Building material suppliers	110	6.7
Industrial properties	28	5.3
Educational properties	22	4.7
Automotive dealers, parts and service properties	74	4.4
Recreational properties	8	3.7
Convenience stores / car washes	33	3.1
Supermarkets	20	1.9
Distribution properties	37	1.4
Medical / other office properties	10	1.4
Health clubs/gyms	5	1.1
Interstate travel plazas	3	1.1
Drugstores	9	*
Call centers	1	*

Total	1,105	100%

*	Less than 1%
(1)	We define annual rent as rental revenue for the quarter ended September 30, 2012 multiplied by four.

Tenant Diversification

The following table lists the top 10 tenants of our owned real estate properties (based on annual rent) as of September 30, 2012:

Tenant	Number of Properties	Annual Rent (in thousands)(1)	Percent of Total Annual Rent
Shopko Stores/Pamida Operating Co., LLC	181	$83,450	29.9%
84 Properties, LLC	109	18,437	6.6
Carmike Cinemas, Inc.	12	8,024	2.9
Universal Pool Co., Inc.	14	6,355	2.3
CBH20, LP (Camelback Ski Resort)	1	5,779	2.1
Casual Male Retail Group Inc.	1	4,814	1.7
United Supermarkets, LLC	14	4,576	1.6
Main Event Entertainment, LP	6	4,477	1.6
NE Opco, Inc.	6	4,378	1.6
Carmax, Inc.	4	3,931	1.4
Other	757	134,763	48.3

Total	1,105	$278,984	100%

(1)	We define annual rent as rental revenue for the quarter ended September 30, 2012 multiplied by four.

SPIRIT REALTY CAPITAL, INC.

Real Estate Portfolio (continued)

Unaudited

Geographic Diversification

The following table sets forth information regarding the geographic diversification of our owned real estate properties as of September 30, 2012:

Location	Number of Properties	Percent of Total Annual Rent(1)
Wisconsin	57	11.3%
Texas	82	8.6
Illinois	84	6.7
Pennsylvania	49	5.3
Minnesota	38	4.6
Arizona	24	4.1
Florida	63	3.9
Georgia	70	3.9
Indiana	40	3.3
Michigan	34	3.2
Nebraska	18	3.2
Ohio	49	3.1
Massachusetts	6	2.9
California	9	2.6
North Carolina	25	2.2
Tennessee	54	2.1
Idaho	9	2.0
Utah	13	2.0
Iowa	32	1.9
Kentucky	37	1.8
Alabama	44	1.8
Washington	9	1.6
Missouri	30	1.5
Montana	7	1.5
Virginia	27	1.4
South Dakota	9	1.4
New York	29	1.4
Oklahoma	13	1.3
Oregon	6	1.3
West Virginia	19	1.1
Kansas	6	*
South Carolina	12	*
Maryland	18	*
Colorado	6	*
Louisiana	13	*
Arkansas	7	*
Maine	20	*
Nevada	2	*
New Jersey	3	*
Wyoming	8	*
New Mexico	4	*
Mississippi	7	*
Delaware	2	*
Vermont	2	*
North Dakota	2	*
New Hampshire	6	*
Rhode Island	1	*

Total properties owned	1,105	100%

*	Less than 1%
(1)	We define annual rent as rental revenue for the quarter ended September 30, 2012 multiplied by four.

SPIRIT REALTY CAPITAL, INC.

Real Estate Portfolio (continued)

Unaudited

Lease Expirations

The following table sets forth a summary schedule of lease expirations for leases in place as of September 30, 2012. As of September 30, 2012, the weighted average non-cancelable remaining initial term of our leases (based on annual rent) was 11.2 years. The information set forth in the table assumes that tenants exercise no renewal options and all early termination rights:

Leases expiring in	Number of Properties	Expiring Annual Rent (in thousands)(1)	Percent of Total Expiring Annual Rent
Remainder of 2012	4	$1,612	0.6%
2013	13	1,544	0.6
2014	54	7,778	2.8
2015	20	4,608	1.7
2016	23	2,765	1.0
2017	34	6,208	2.2
2018	33	11,274	4.0
2019	58	12,022	4.3
2020	86	27,825	10.0
2021	131	22,303	8.0
2022 and thereafter	631	180,648	64.8
Vacant	18	—	—

Total owned properties	1,105	$278,587	100%

(1)	We define annual rent as rental revenue for the quarter ended September 30, 2012 multiplied by four.